Exhibit 3.21

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:48 AM 10/30/1998
981421305 - 2960571

CERTIFICATE OF INCORPORATION

OF

ESSEX TECHNOLOGY, INC.

FIRST:                                                        The name of the Corporation is Essex Technology, Inc. (the “Corporation”).

SECOND:                                        The registered office of the Corporation in the State of Delaware is located at 300 Delaware Avenue, 9th Floor-DE 5403, Wilmington, County of New Castle, Delaware 19801. The registered agent of the Corporation at that address is Griffin Corporate Services, Inc.

THIRD:                                                     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; provided that the Corporation’s activities shall be confined to the management and maintenance of its intangible investments and the collection and distribution of the income from such investments or from tangible property physically located outside Delaware, all as defined in, and in such manner as to qualify for exemption from income taxation under, Section 1902(b) (8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law.

FOURTH:                                         The Corporation shall have authority to issue 1,000 (one thousand) shares of common stock, having a par value of $.01 (one cent) per share.

FIFTH:                                                         The Corporation shall indemnify directors and officers of the Corporation to the fullest extent permissible by law.

SIXTH:                                                      The directors of the Corporation shall incur no personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director; provided, however, that the directors of the Corporation shall continue to be subject to liability (i) for any breach of their duty of loyalty to the Corporation or to stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the directors derived any improper personal benefit. In discharging the duties of their respective positions, the board of directors, committees of the board, individual directors and individual officers may, in considering the best interest of the Corporation, consider the effects of any actions upon employees, suppliers and customers of the Corporation, communities in which offices or other establishments of the Corporation are located, and all other pertinent factors. In addition, the personal liability of the directors shall further be limited to the fullest extent permitted by any future amendments to Delaware law.

SEVENTH:                                   The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, the number of members of which shall be set forth in the By-Laws of the Corporation. The directors need not be elected by ballot unless required by the By-Laws of the Corporation.

EIGHTH:                                              Meetings of the stockholders will be held within the State of Delaware. The books of the Corporation will be kept (subject to the provisions contained in the General Corporation Law) in the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-Laws of the Corporation.

NINTH:                                                     In the furtherance and not in limitation of the objects, purposes and powers prescribed herein and conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the By-Laws.

TENTH:                                                   The Corporation reserves the right to amend or repeal any provision contained in the Certificate of Incorporation in the manner now or hereinafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

ELEVENTH:                            The Corporation shall have no power and may not be authorized by its stockholders or directors (i) to perform or omit to do any act that would cause the Corporation to lose its status as a corporation exempt from the Delaware Corporation income tax under Section 1902 (b) (8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law, or (ii) to conduct any activities outside of Delaware which could result in the Corporation being subject to tax outside of Delaware.

TWELFTH:                                The name and mailing address of the Incorporator is James J. Tullis, 300 Delaware Avenue, 9th Floor-DE 5403, Wilmington, Delaware 19801.

THIRTEENTH:              The powers of the incorporator shall terminate upon election of directors.

I, THE UNDERSIGNED, being the incorporator hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 30th day of October, 1998.

/s/ James J. Tullis
James J. Tullis, Incorporator

State Of Delaware
Secretary Of State 02/04
Division Of Corporations
Delivered 05:37 PM 10/23/2003
FILED 05:37 PM 10/23/2003
SRV 030682802 - 2960571 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ESSEX TECHNOLOGY, INC.

Pursuant to Sections 242 and 303 of the
General Corporation Law of the State of Delaware

The undersigned, David S. Aldridge, certifies that he is the Vice President and Assistant Secretary of Essex Technology, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:

FIRST:                                                        The name of the Corporation is:

ESSEX TECHNOLOGY, INC.

SECOND:                                        On October 22, 2003, the United States Bankruptcy Court for the District of Delaware confirmed the Amended Joint Plan of Reorganization for Superior TeleCom Inc. and its affiliates (including the Corporation) pursuant to an order (Docket No. 978) (the “Order”) that, among other things, directed the Corporation to amend its Certificate of Incorporation, pursuant to 11 U.S.C. §1123(a)(6), as set forth herein.

THIRD:                  Pursuant to the Order and to Section 303 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Certificate of incorporation amends the Certificate of Incorporation of the Corporation, as heretofore amended or supplemented.

FOURTH:                                         Paragraph FOURTH of the Certificate of Incorporation, relating to the authority of the Corporation to issue stock, is hereby amended in its entirety and, as so amended, shall read as follows:

FOURTH:                   The Corporation shall have authority to issue 1,000 (one thousand) shares of common stock, having a par value of $.01, (one cent) per share. Notwithstanding anything to the contrary herein, the Corporation is prohibited from issuing nonvoting equity securities.

IN WITNESS WHEREOF, this certificate has been subscribed this 23rd day of October, 2003, by the undersigned, who affirms that the statements made herein are true under the penalties of perjury.

By:	/s/ David S. Aldridge
Name:	David S: Aldridge
Title:	Vice President and Assistant Secretary